Exhibit 10.10(a)

FIRST AMENDMENT TO THE

WELLPOINT BOARD OF DIRECTORS’

DEFERRED COMPENSATION PLAN

Pursuant to rights reserved under Section 1.09 of the WellPoint Board of Directors’ Deferred Compensation Plan, as amended and restated effective January 1, 2005 (the “Plan”), WellPoint, Inc. (the “Company”) hereby amends the Plan, effective January 1, 2006, as follows:

Section 1.09 of the Plan is hereby amended in its entirety as follows:

Section 1.09 Interest Rate. The term “Interest Rate” means the annual rate of return credited to amounts held in the Participant’s Cash Participation Account. The rate shall change each January 1. The rate shall be equal to the average of the monthly average rates of the 10-year United States Treasury Notes for the twelve (12) months ending on September 30 immediately preceding such January 1 plus one hundred and fifty (150) basis points, but not to exceed one hundred twenty percent (120%) of the applicable federal long-term rate, with compounding (as prescribed under Section 1274(d) of the Code); provided, however, that the Company reserves the right to change the method of determining or to increase or decrease the Interest Rate which is credited to a Participant’s Cash Participation Account as long as the Interest Rate shall not be decreased for periods prior to such action.

IN WITNESS WHEREOF, this First Amendment to the Plan has been executed this 7th day of December, 2006.

WellPoint, Inc.

/s/ Larry C. Glasscock
Larry C. Glasscock
President and Chief Executive Officer